Exhibit 99.1

LIBERTY GLOBAL REPORTS THIRD QUARTER 2010 RESULTS

Western Europe Drives Improved Performance

Rebased Revenue Growth Accelerates to 6%

Margin Expansion Fuels Rebased OCF Growth of 8%

Englewood, Colorado – November 3, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the third quarter (“Q3”) ended September 30, 2010. Highlights for the quarter compared to the same period for 2009 (unless noted), include:(1)

•                  Organic RGU(2) additions increased 46% to 167,000, finishing Q3 with 27.5 million RGUs

•                  Revenue of $2.25 billion, reflecting rebased(3) growth of 6%

•                  Operating Cash Flow (“OCF”)(4) of $1.08 billion, representing rebased growth of 8%

•                  OCF margin(5) reached 48.0% in Q3, a 200 basis point improvement from Q3 2009

•                  Operating income increased by 44% to $447 million

•                  Total liquidity(6) of $4.7 billion including consolidated cash of $3.2 billion at September 30, 2010

Commenting on the results, Liberty Global President & CEO Mike Fries said, “Our third quarter performance was highlighted by accelerating revenue and operating cash flow growth. Led by Western Europe, we delivered our third consecutive quarter of improved rebased revenue growth, while the addition of Germany helped drive even faster OCF growth for LGI overall. Our quarterly rebased OCF growth of 8% represents our best result since Q4 2008 and our OCF margin of 48% in Q3 was a record performance. Meanwhile, Adjusted Free Cash Flow(7) increased 255% to $406 million for the nine months ended September 30, 2010 due in large part to significantly lower capital expenditures as a percentage of revenue compared to the same period last year.”

“Our bundled products are clearly gaining traction with consumers as we continue leveraging our next-generation digital TV and broadband services. In the last twelve months, we’ve added over 2.2 million digital TV, voice and data RGUs on an organic basis. High-definition programming and digital video recorders are also resonating with our 6.5 million digital cable customers, with over 900,000 new subscriptions to one or both of these products since Q3 2009. On the internet front, we’ve added 625,000 RGUs over that same time period, and now offer 100+ Mbps broadband products in nine European markets with an aggregate ‘3.0-ready’ footprint of more than 15 million homes. Overall, we are encouraged by the demand that we have seen for our products during the month of October and look forward to reporting a strong fourth quarter in organic additions.”

“We continue to actively manage our balance sheet to optimize the cost and maturity profile of our long-term debt, while maintaining a 4x — 5x leverage posture to drive superior equity returns over the long term. With over 80% of our consolidated debt due 2015 and beyond and a $3.2 billion consolidated cash position, including $2.6 billion in corporate cash,(8) we have significant flexibility to pursue high-growth European cable assets and continue our stock buyback activity. Year-to-date through September 30, we repurchased 30 million shares for approximately $805 million, and entered the fourth quarter with approximately $195 million of availability remaining in our share repurchase program. Finally, we remain on track to achieve all of our 2010 public guidance targets.”

Subscriber Statistics

At September 30, 2010, our base of 27.5 million RGUs consisted of 16.8 million video, 6.2 million broadband internet, and 4.5 million telephony subscribers. As compared to Q3 2009, we increased our total RGU base by 31% or 6.5 million subscribers, with acquisitions and organic growth accounting for 5.7 million and 777,000 RGUs, respectively. Across our footprint, organic growth has been increasingly driven by the effective execution of our multi-product bundling strategy. At September 30, 2010, 35% of our 17.7 million customers subscribed to a package that consisted of more than one service. In particular, we have grown our European triple-play customer base by 46% over the last twelve months, helped by the incorporation of “Fiber Power” broadband products into our bundled offers.

During the third quarter of 2010, we generated 167,000 subscriber additions, reflecting an increase of 46% over our RGU growth in Q3 last year. On a product basis, our Q3 total was comprised of 147,000 broadband internet and 110,000 telephony additions, offset by a loss of 90,000 video RGUs. Our broadband internet and telephony RGU additions in Q3 reflect increases of 37% and 45%, respectively, over Q3 2009 due largely to the contribution of Unitymedia, which we acquired in January 2010.

With respect to digital video, consisting of digital cable and DTH, we added 254,000 subscribers in Q3 2010, led by Belgium, Poland, Germany and the Netherlands. We finished the third quarter with 6.5 million digital cable subscribers, representing digital penetration(9) of 42%, and DVR/HD penetration of approximately 40%.(10) In addition, we delivered our second consecutive quarter of more than 200,000 HD additions as we continue to add a meaningful amount of HD content to our programming line-ups.

Similar to past periods, our digital growth was offset by analog attrition which resulted in a loss of 90,000 video RGUs in the third quarter of 2010. While this compares to a loss of 68,000 video subscribers for the respective prior year period, our Q3 performance represents our lowest video loss quarter this year. Moreover, excluding competitively-challenged Romania, our Q3 video loss was 67,000 which compares to a similarly-adjusted figure of 58,000 for Q3 last year.

Revenue

We reported consolidated revenue of $2.25 billion and $6.59 billion for the three and nine months ended September 30, 2010, respectively. These results reflect year-over-year increases of 16% and 21%, respectively, over the comparable three and nine-month 2009 periods. Our growth in both periods was primarily attributable to the addition of Unitymedia and organic growth, particularly in our Western European operations. Adjusting for both the impact of foreign currency (“FX”) movements and acquisitions, we realized rebased revenue growth of 6% and 5% for the three and nine months ended September 30, 2010, respectively.

With respect to Q3 rebased revenue growth, our European broadband operations achieved year-over-year growth of 6%, of which our Western Europe and Central and Eastern Europe (“CEE”) regions accounted for rebased revenue growth of 7% and 1%, respectively. Of particular note, our German and Dutch operations delivered Q3 rebased revenue growth of 10% and 9%, respectively. In terms of our rebased revenue growth in CEE, our top-line growth in Poland was largely offset by rebased revenue declines in Romania and Hungary. Beyond Europe, our Chilean operation posted 7% rebased revenue growth in the third quarter, reflecting an improving revenue trend.

For the three months ended September 30, 2010, we generated consolidated ARPU per customer(11) of $35.40. If we exclude Unitymedia, our ARPU per customer would have increased to $40.80 for the third quarter, reflecting 7% FX-adjusted growth over the comparable 2009 third quarter. Similar to the second quarter, each of our segments contributed to this positive year-over-year FX-adjusted growth, including Telenet, UPC Broadband (excluding Unitymedia) and VTR, which realized FX-neutralized ARPU per customer growth of 11%, 6%, and 5%, respectively.

Operating Cash Flow

For the three and nine months ended September 30, 2010, OCF increased 21% to $1.08 billion and 24% to $3.04 billion, respectively, as compared to the corresponding prior year periods. Similar to revenue, year-over-year OCF growth for both the three- and nine-month periods resulted largely from the inclusion of Unitymedia and organic growth. Adjusting for FX and acquisitions, we achieved rebased OCF growth of 8% and 6% for the three and nine months ended September 30, 2010, respectively.

Similar to our second quarter results, our rebased OCF growth in Q3 was driven by our Western European and Chilean operations, which delivered rebased OCF growth of 10% and 12%, respectively, while our CEE operations realized a decline of 4% in rebased OCF on a year-over-year basis. Three of our Western European operations delivered double-digit OCF growth, with our German, Irish and Belgian operations posting rebased OCF growth of 18%, 16% and 14%, respectively, while our Swiss operation achieved rebased growth of 3%.

We reported OCF margins of 48.0% and 46.1% for the three and nine months ended September 30, 2010, reflecting margin improvements of 200 basis points and 110 basis points, respectively, as compared to the three and nine months ended September 30, 2009. On a segment basis, Telenet, UPC Broadband and VTR realized Q3 OCF margins of 53.1%, 52.6% and 43.4%, respectively, all reflecting year-over-year increases as compared to the same prior year period. Telenet delivered the highest margin expansion, growing 260 basis points from Q3 2009, while VTR and UPC Broadband delivered margin increases of 190 and 140 basis points, respectively.

Operating Income

For the three and nine months ended September 30, 2010, operating income increased by 44% to $447 million and by 55% to $1.08 billion, respectively, as compared to $309 million and $695 million for the three and nine months ended September 30, 2009. The operating income growth for both 2010 periods resulted primarily from the positive impact of higher OCF that was only partially offset by increased depreciation and amortization expense.

Net Earnings (Loss) Attributable to LGI Stockholders

We reported net earnings attributable to LGI stockholders (“Net Earnings”) of $279 million or $0.99 per diluted share for the three months ended September 30, 2010, as compared to a net loss attributable to LGI stockholders (“Net Loss”) of $120 million or $0.45 per diluted share for the three months ended September 30, 2009. The year-over-year improvement in third quarter earnings was driven primarily by increased foreign currency transaction gains and higher operating income. These improvements were partially offset by increased losses on derivative instruments and higher interest.

For the nine months ended September 30, 2010, we generated Net Earnings of $331 million or $1.29 per diluted share, as compared to a Net Loss of $512 million or $1.89 per diluted share for the corresponding prior year period. The year-over-year improvement in our Net Earnings for the nine months ended September 30, 2010 largely resulted from the gain that we realized on the disposal of our J:COM interest, as well as higher operating income. These items were partially offset by, among other items, the net effect of higher interest expense, foreign currency transaction losses, and increased losses on derivative instruments.

Our diluted per share calculations utilized weighted average common shares of 292 million and 265 million for the three months ended September 30, 2010 and 2009, respectively, and 256 million and 270 million weighted average shares for the nine months ended September 30, 2010 and 2009, respectively.

Capital Expenditures and Free Cash Flow

On a year-to-date basis, we reported capital expenditures of $1.30 billion or 20% of revenue for the nine months ended September 30, 2010, which compares to capital expenditures of $1.24 billion or 23% of revenue for the respective 2009 nine-month period. The decline in our capital expenditures as a percentage of revenue was due largely to our European operations, as both Telenet and UPC Broadband experienced year-over-year declines of

480 and 420 basis points, respectively, to 17% and 21% of revenue, respectively. Due to the phasing of our capital spend, we expect that our capital expenditures as a percentage of revenue for the fourth quarter will be higher than our year-to-date percentage.

In terms of FCF, we generated $114 million in FCF for both the nine months ended September 30, 2010 and 2009, including negative $39 million and negative $8 million for the three months ended September 30, 2010 and 2009, respectively. On a normalized basis, we achieved Adjusted FCF of $406 million for the nine months ended September 30, 2010, as compared to $114 million for the same period in 2009. As further described on page 14, Adjusted FCF adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts associated with the acquisition of Unitymedia (the “Unitymedia Transaction”) and the divestiture of our J:COM interest (the “J:COM Transaction”).

Leverage and Liquidity

At September 30, 2010, we had total debt(12) of $22.06 billion and cash and cash equivalents of $3.21 billion, for net debt(13) of $18.85 billion. As compared to June 30, 2010, our Q3 debt balance increased by $1.7 billion, largely as a result of the translation impact associated with our euro-denominated borrowings, as the U.S. dollar weakened against the euro during the third quarter by approximately 10%. We finished Q3 with gross and net debt ratios(14) of approximately 5.1x and 4.4x, respectively. These ratios decline to 4.9x and 4.1x, after excluding the $1.1 billion loan that is backed by the shares we hold in Sumitomo Corporation.

We estimate that our all-in borrowing cost including swaps(15) was approximately 7.7% at September 30, 2010. Furthermore, we remain proactive in managing our capital structure, as we completed a refinancing at UPC Holding B.V. in Q3 and completed a debt exchange offer at Telenet effective October 4, 2010, both of which further improved our consolidated debt maturity schedule. Adjusting for these transactions, we estimate that approximately 4% of our consolidated debt is due through 2012 and over 80% is due in 2015 and beyond.

In terms of our $3.2 billion consolidated cash position at September 30, 2010, it declined by approximately $300 million during the third quarter, due in part because of our stock repurchase activity and the noncontrolling interest’s share of a cash distribution paid by Telenet to stockholders. Of our consolidated cash, we held $2.6 billion at the parent and our non-operating subsidiaries and approximately $600 million at our operating subsidiaries. Our consolidated cash, together with approximately $1.5 billion in borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities,(16) brings our total liquidity to approximately $4.7 billion at September 30, 2010.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2010 outlook and future growth prospects, including our continued ability to increase our organic RGU additions, further grow the penetration of our advanced services, increase our ARPU per customer and improve our OCF margins; our assessment of our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for European cable acquisitions and continued stock buybacks, and our ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance; our expectations with respect to tax payments arising from the J:COM Transaction and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, any lingering impact from the Chilean earthquake, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800

(1)

On January 28, 2010, our indirect subsidiary Unitymedia GmbH (formerly UPC Germany GmbH) acquired 100% of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, we merged Old Unitymedia with Unitymedia GmbH (“Unitymedia”) and Unitymedia became the surviving corporation.  References to Unitymedia in this release refer to Unitymedia and its predecessors and subsidiaries unless otherwise indicated. In addition, we closed down Unitymedia’s arena segment effective September 30, 2010, disposed of our interest in J:COM on February 18, 2010 and sold UPC Slovenia on July 15, 2009. The results of operations, subscriber metrics and cash flows of Unitymedia’s arena segment, J:COM and UPC Slovenia have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations.

(2)

Please see page 20 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis. All quarterly subscriber/RGU additions or losses refer to organic changes, unless otherwise noted.

(3)

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2010, we have adjusted our historical 2009 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in the respective 2009 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2010 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2009 and 2010 from our rebased amounts for the three and nine months ended September 30, 2009 and (iii) reflect the translation of our 2009 rebased amounts at the applicable average exchange rates that were used to translate our 2010 results. Please see page 9 for supplemental information.

(4)	Please see page 12 for our operating cash flow definition and the required reconciliation.
(5)	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
(6)

Liquidity refers to our consolidated cash plus the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

(7)

Free cash flow or FCF is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. We also present Adjusted FCF which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts of the Unitymedia and J:COM Transactions, specifically the costs associated with Old Unitymedia’s pre-acquisition debt, direct acquisition costs of the Unitymedia Transaction and U.S. cash tax payments resulting from the gain on the J:COM Transaction. We also eliminate excess tax benefits from stock-based compensation, which we began recording following the J:COM Transaction. Please see page 14 for more information on FCF and Adjusted FCF and the required reconciliations.

(8)	Corporate cash includes cash at LGI and its non-operating subsidiaries.
(9)	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.
(10)	HD/DVR penetration is calculated by dividing the sum of HD and DVR customers by total digital cable RGUs.
(11)

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. The amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Unless otherwise indicated, the growth rate for ARPU per customer relationship for LGI and UPC Broadband is not adjusted for currency impacts.

(12)	Total debt includes capital lease obligations.
(13)	Net debt is defined as total debt less cash and cash equivalents.
(14)	Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter.
(15)

Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

(16)

The $1.5 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2010	December 31, 2009
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$3,208.2	$3,269.6
Trade receivables, net	694.8	1,016.7
Deferred income taxes	253.6	504.2
Derivative instruments	82.4	157.6
Other current assets	284.0	330.1
Total current assets	4,523.0	5,278.2

Restricted cash	12.5	4,135.8
Investments	1,002.2	1,008.6
Property and equipment, net	11,103.6	12,010.7
Goodwill	11,802.7	13,353.8
Intangible assets subject to amortization, net	2,228.5	2,130.0
Other assets, net	1,705.1	1,982.8

Total assets	$32,377.6	$39,899.9
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$507.8	$734.9
Deferred revenue and advance payments from subscribers and others	631.9	886.4
Current portion of debt and capital lease obligations	595.1	487.7
Derivative instruments	587.8	741.6
Accrued interest	274.7	168.6
Other accrued and current liabilities	1,451.8	1,516.7
Total current liabilities	4,049.1	4,535.9

Long-term debt and capital lease obligations	21,463.0	25,364.9
Deferred tax liabilities	1,293.9	890.5
Other long-term liabilities	2,414.9	2,611.5
Total liabilities	29,220.9	33,402.8

Commitments and contingencies

Equity:
Total LGI stockholders	2,811.1	3,120.1
Noncontrolling interests	345.6	3,377.0
Total equity	3,156.7	6,497.1

Total liabilities and equity	$32,377.6	$39,899.9

Liberty Global, Inc.

Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	in millions, except per share amounts
Revenue	$2,246.8	$1,930.4	$6,591.3	$5,439.1

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	802.1	726.3	2,429.0	2,071.9
Selling, general and administrative (including stock-based compensation)	390.8	354.7	1,215.2	1,018.2
Depreciation and amortization	580.7	538.4	1,760.2	1,528.7
Impairment, restructuring and other operating charges, net	26.5	1.8	109.5	125.8
	1,800.1	1,621.2	5,513.9	4,744.6
Operating income	446.7	309.2	1,077.4	694.5

Non-operating income (expense):
Interest expense	(329.6)	(210.1)	(988.8)	(590.3)
Interest and dividend income	12.0	13.1	30.2	40.4
Realized and unrealized losses on derivative instruments, net	(610.9)	(221.3)	(974.6)	(767.4)
Foreign currency transaction gains (losses), net	726.1	64.4	(167.3)	101.5
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	83.0	(51.0)	106.7	16.2
Losses on debt modifications and extinguishments, net	(25.2)	(9.7)	(24.9)	(34.0)
Other income (expense), net	(1.4)	3.2	(3.2)	0.6
	(146.0)	(411.4)	(2,021.9)	(1,233.0)
Earnings (loss) from continuing operations before income taxes	300.7	(102.2)	(944.5)	(538.5)

Income tax benefit (expense)	16.9	7.8	(27.7)	18.4

Earnings (loss) from continuing operations	317.6	(94.4)	(972.2)	(520.1)

Discontinued operations:
Earnings (loss) from discontinued operations, net of taxes	(1.9)	33.0	47.0	216.0
Gain on disposal of discontinued operations, net of taxes	—	25.7	1,372.6	25.7
	(1.9)	58.7	1,419.6	241.7

Net earnings (loss)	315.7	(35.7)	447.4	(278.4)

Net earnings attributable to noncontrolling interests	(37.2)	(84.6)	(116.7)	(233.7)

Net earnings (loss) attributable to LGI stockholders	$278.5	$(120.3)	$330.7	$(512.1)

Basic earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$1.16	$(0.46)	$(4.06)	$(2.17)
Discontinued operations	(0.01)	0.01	5.35	0.28
	$1.15	$(0.45)	$1.29	$(1.89)

Diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$1.00	$(0.46)	$(4.06)	$(2.17)
Discontinued operations	(0.01)	0.01	5.35	0.28
	$0.99	$(0.45)	$1.29	$(1.89)

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2010	2009
	in millions
Cash flows from operating activities:
Net earnings (loss)	$447.4	$(278.4)
Earnings from discontinued operations	(1,419.6)	(241.7)
Loss from continuing operations	(972.2)	(520.1)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	2,383.9	1,874.3
Net cash provided by operating activities of discontinued operations	161.9	926.2
Net cash provided by operating activities	1,573.6	2,280.4

Cash flows from investing activities:
Proceeds received upon disposition of discontinued operations, net of deconsolidated cash and disposal costs	3,163.8	173.6
Cash paid in connection with acquisitions, net of cash acquired	(2,636.0)	(13.3)
Capital expended for property and equipment	(1,297.3)	(1,239.8)
Other investing activities, net	(3.3)	(22.3)
Net cash used by investing activities of discontinued operations	(88.4)	(368.9)
Net cash used by investing activities	(861.2)	(1,470.7)

Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(5,449.4)	(1,341.3)
Borrowings of debt	2,288.4	1,741.1
Decrease in cash collateral	3,557.8	4.9
Repurchase of LGI common stock	(804.9)	(366.3)
Distributions by subsidiaries to noncontrolling interest owners	(193.7)	(49.6)
Net cash paid related to derivative instruments	(119.5)	(18.9)
Excess tax benefits from stock-based compensation	48.9	—
Payment of deferred financing costs and debt premiums	(64.8)	(101.8)
Other financing activities, net	43.8	(0.2)
Net cash used by financing activities of discontinued operations	(22.2)	(171.4)
Net cash used by financing activities	(715.6)	(303.5)

Effect of exchange rate changes on cash:
Continuing operations	(71.5)	58.5
Discontinued operations	13.3	30.1
Total	(58.2)	88.6

Net increase (decrease) in cash and cash equivalents:
Continuing operations	(126.0)	178.8
Discontinued operations	64.6	416.0
Total	(61.4)	594.8

Cash and cash equivalents:
Beginning of period	3,269.6	1,374.0
End of period	$3,208.2	$1,968.8

Cash paid for interest:
Continuing operations	$784.3	$550.6
Discontinued operations	—	55.7
Total	$784.3	$606.3

Net cash paid for taxes:
Continuing operations	$208.2	$14.1
Discontinued operations	6.4	195.1
Total	$214.6	$209.2

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three and nine months ended September 30, 2010, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications and/or DTH services, including video, voice and broadband internet services. Certain segments also provide business-to-business services. At September 30, 2010, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. Telenet, VTR and Austar provide broadband communications services in Belgium, Chile and Australia, respectively. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For information regarding changes we have made to our segment presentation, see note 15 to the condensed consolidated financial statements included in our September 30, 2010 Quarterly Report on Form 10-Q. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2010, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2009 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in our rebased amounts for the three and nine months ended September 30, 2009 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2010, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2009 and 2010 from our rebased amounts for the three and nine months ended September 30, 2009 to the same extent that the revenue and OCF of such entities are excluded from our results for the three and nine months ended September 30, 2010, and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2009 at the applicable average exchange rates that were used to translate our results for the three and nine months ended September 30, 2010. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF include Unitymedia and two small acquisitions in Europe for the three months ended September 30, 2009 and Unitymedia and four small acquisitions in Europe for the nine months ended September 30, 2009. The disposed and deconsolidated entities that were excluded in whole or in part from the determination of our rebased revenue and OCF for the three and the nine months ended September 30, 2009 were three of Chellomedia’s programming distribution businesses. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2009 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2009 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2009 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2009 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2010 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2009. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2010	2009	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$306.5	$—	$306.5	N.M.	10.4
The Netherlands	282.9	288.4	(5.5)	(1.9)	8.5
Switzerland	271.3	259.1	12.2	4.7	1.6
Other Western Europe	197.5	211.5	(14.0)	(6.6)	3.4
Total Western Europe	1,058.2	759.0	299.2	39.4	6.2
Central and Eastern Europe	269.5	293.9	(24.4)	(8.3)	1.0
Central operations	0.2	0.1	0.1	N.M.	—
Total UPC Broadband Division	1,327.9	1,053.0	274.9	26.1	5.1

Telenet (Belgium)	425.7	436.9	(11.2)	(2.6)	7.4
VTR (Chile)	205.8	179.7	26.1	14.5	7.1
Austar (Australia)	162.8	141.1	21.7	15.4	6.3
Corporate and other	144.3	139.8	4.5	3.2	—
Intersegment eliminations	(19.7)	(20.1)	0.4	2.0	—

Total	$2,246.8	$1,930.4	$316.4	16.4	5.9

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2010	2009	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$817.2	$—	$817.2	N.M.	6.8
The Netherlands	852.7	832.7	20.0	2.4	6.2
Switzerland	782.1	745.9	36.2	4.9	1.0
Other Western Europe	606.4	608.5	(2.1)	(0.3)	3.4
Total Western Europe	3,058.4	2,187.1	871.3	39.8	4.4
Central and Eastern Europe	820.4	818.5	1.9	0.2	(0.1)
Central operations	0.9	0.4	0.5	N.M.	—
Total UPC Broadband Division	3,879.7	3,006.0	873.7	29.1	3.4

Telenet (Belgium)	1,275.0	1,208.8	66.2	5.5	8.1
VTR (Chile)	579.1	508.2	70.9	14.0	3.7
Austar (Australia)	475.7	377.2	98.5	26.1	6.0
Corporate and other	442.8	395.8	47.0	11.9	—
Intersegment eliminations	(61.0)	(56.9)	(4.1)	(7.2)	—

Total	$6,591.3	$5,439.1	$1,152.2	21.2	4.9

N.M. – Not meaningful

Operating Cash Flow

	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2010	2009	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$183.1	$—	$183.1	N.M.	17.7
The Netherlands	167.1	174.8	(7.7)	(4.4)	5.8
Switzerland	156.9	147.8	9.1	6.2	3.2
Other Western Europe	93.5	99.3	(5.8)	(5.8)	4.5
Total Western Europe	600.6	421.9	178.7	42.4	8.2
Central and Eastern Europe	136.2	156.5	(20.3)	(13.0)	(4.2)
Central operations	(38.3)	(39.0)	0.7	1.8	—
Total UPC Broadband Division	698.5	539.4	159.1	29.5	5.5

Telenet (Belgium)	226.0	220.5	5.5	2.5	13.5
VTR (Chile)	89.4	74.5	14.9	20.0	12.2
Austar (Australia)	56.1	50.1	6.0	12.0	2.8
Corporate and other	9.0	4.4	4.6	N.M.	—

Total	$1,079.0	$888.9	$190.1	21.4	8.2

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2010	2009	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$471.8	$—	$471.8	N.M.	13.5
The Netherlands	495.8	486.7	9.1	1.9	5.8
Switzerland	433.6	417.2	16.4	3.9	0.1
Other Western Europe	278.5	282.4	(3.9)	(1.4)	2.4
Total Western Europe	1,679.7	1,186.3	493.4	41.6	5.7
Central and Eastern Europe	407.2	421.9	(14.7)	(3.5)	(3.9)
Central operations	(114.2)	(114.7)	0.5	0.4	—
Total UPC Broadband Division	1,972.7	1,493.5	479.2	32.1	3.7

Telenet (Belgium)	657.0	619.5	37.5	6.1	11.2
VTR (Chile)	239.4	206.1	33.3	16.2	5.7
Austar (Australia)	163.6	133.4	30.2	22.6	3.1
Corporate and other	6.2	(5.2)	11.4	N.M.	—

Total	$3,038.9	$2,447.3	$591.6	24.2	5.9

N.M. – Not meaningful

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on settlement of contingent consideration.

Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	in millions

Total segment operating cash flow from continuing operations	$1,079.0	$888.9	$3,038.9	$2,447.3
Stock-based compensation expense	(25.1)	(39.5)	(91.8)	(98.3)
Depreciation and amortization	(580.7)	(538.4)	(1,760.2)	(1,528.7)
Impairment, restructuring and other operating charges, net	(26.5)	(1.8)	(109.5)	(125.8)
Operating income	$446.7	$309.2	$1,077.4	$694.5

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table(1) details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2010:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$2,283.9	$—	$2,283.9	$2,585.9
UPC Holding(2) (excluding VTR)	10,801.2	30.8	10,832.0	47.1
VTR	—	0.9	0.9	50.1
Unitymedia	3,690.8	683.5	4,374.3	111.2
Telenet	2,981.4	415.2	3,396.6	295.9
Austar	747.1	—	747.1	93.4
Chellomedia	258.7	—	258.7	12.4
Liberty Puerto Rico	164.6	—	164.6	10.1
Other operating subsidiaries	—	—	—	2.1
Total LGI	$20,927.7	$1,130.4	$22,058.1	$3,208.2

Capital Expenditures

The following table highlights our capital expenditures per category for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	in millions
Customer premises equipment	$166.7	$196.4	$503.5	$608.5
Scalable infrastructure	67.4	50.5	188.3	145.4
Line extensions	34.6	45.0	99.7	125.0
Upgrade/rebuild	42.6	50.9	117.2	180.5
Support capital	61.2	59.4	179.4	173.2
Unitymedia	79.4	—	187.3	—
Other including Chellomedia	6.0	2.0	21.9	7.2
Total capital expenditures	$457.9	$404.2	$1,297.3	$1,239.8

Capital expenditures as % of revenue	20.4%	20.9%	19.7%	22.8%

(1)          Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(2)          Includes senior secured notes of UPCB Finance Limited.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by the operating activities of our continuing operations less the capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. We also present Adjusted FCF which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts of the Unitymedia and J:COM Transactions, specifically the costs associated with Old Unitymedia’s pre-acquisition debt, direct acquisition costs of the Unitymedia Transaction and U.S. cash tax payments resulting from the gain on the J:COM Transaction. We also eliminate excess tax benefits from stock-based compensation, which we began recording following the J:COM Transaction. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. In addition, we believe that Adjusted FCF is meaningful because it provides investors with a better baseline for comparing our ongoing FCF profile. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	in millions
Net cash provided by operating activities from continuing operations	$418.5	$396.4	$1,411.7	$1,354.2
Capital expenditures	(457.9)	(404.2)	(1,297.3)	(1,239.8)
FCF	$(39.4)	$(7.8)	$114.4	$114.4

FCF	$(39.4)	$(7.8)	$114.4	$114.4
Old Unitymedia’s FCF adjustment for pre-acquisition Q1 2010 period(3)	—	—	(42.0)	—
Post-acquisition payments associated with Old Unitymedia’s capital structure(4)	6.9	—	51.7	—
Unitymedia direct acquisition costs(5)	0.7	—	50.0	—
Excess tax benefits from stock-based compensation(6)	14.5	—	48.9	—
Tax payments on J:COM disposal(7)	57.1	—	183.1	—
Adjusted FCF	$39.8	$(7.8)	$406.1	$114.4

(3)	Represents the estimated FCF of Old Unitymedia (exclusive of interest and derivative payments associated with Old Unitymedia’s pre-acquisition debt) during the pre-acquisition Q1 2010 period.
(4)

Represents interest and derivative payments on Old Unitymedia’s pre-acquisition debt during the post-acquisition period. These payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement. Old Unitymedia’s pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia Transaction. Payments on one of Old Unitymedia’s legacy derivative instruments will continue into 2011.

(5)

Represents the direct acquisition costs that were paid in connection with the Unitymedia Transaction. These payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement.

(6)

In Q1 2010, we recorded previously accumulated and unrecorded excess tax benefits from stock-based compensation as a result of the utilization of substantially all of our U.S. tax benefits to offset a portion of the tax liability arising from the J:COM Transaction. During the remainder of 2010 and future periods, we will continue to record these excess benefits as they arise to the extent that we have current U.S. taxes payable. The hypothetical cash flows associated with our excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease in cash flows from operating activities in our cash flow statement.

(7)

We anticipate that our U.S. tax payments during 2010 will range from $225 million to $300 million. The actual income taxes to be paid by our U.S. tax group during 2010 will be a function of (i) the U.S. tax attributes available at December 31, 2010 to offset the liability resulting from the taxable gain and (ii) our other 2010 taxable activities in the U.S.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at September 30, 2010, June 30, 2010 and September 30, 2009:(8)

	September 30, 2010	June 30, 2010	September 30, 2009	Q3’10 / Q2’10 (% Change)	Q3’10 / Q3’09 (% Change)
Total Customers
UPC Broadband	13,422,500	13,498,100	9,099,400	(0.6)%	47.5%
Telenet	2,288,200	2,303,100	2,363,200	(0.6)%	(3.2)%
VTR	1,068,800	1,066,200	1,051,000	0.2%	1.7%
Other	883,000	869,900	868,500	1.5%	1.7%
LGI Consolidated	17,662,500	17,737,300	13,382,100	(0.4)%	32.0%

Total Single-Play Customers	11,459,100	11,674,200	8,398,200	(1.8)%	36.4%
Total Double-Play Customers	2,615,100	2,569,800	2,384,400	1.8%	9.7%
Total Triple-Play Customers	3,588,300	3,493,300	2,599,500	2.7%	38.0%

% Double-Play Customers
UPC Broadband	13.1%	12.8%	17.3%	2.3%	(24.3)%
Telenet	26.1%	25.0%	23.1%	4.4%	13.0%
VTR	22.4%	22.2%	21.2%	0.9%	5.7%
LGI Consolidated	14.8%	14.5%	17.8%	2.1%	(16.9)%

% Triple-Play Customers
UPC Broadband	18.0%	17.2%	16.5%	4.7%	9.1%
Telenet	30.5%	29.9%	26.5%	2.0%	15.1%
VTR	41.8%	41.8%	42.4%	0.0%	(1.4)%
LGI Consolidated	20.3%	19.7%	19.4%	3.0%	4.6%

RGUs per Customer Relationship
UPC Broadband	1.49	1.47	1.50	1.4%	(0.7)%
Telenet	1.87	1.85	1.76	1.1%	6.3%
VTR	2.06	2.06	2.06	0.0%	0.0%
LGI Consolidated	1.55	1.54	1.57	0.6%	(1.3)%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(9) for the indicated periods:

	Three months ended September 30,					FX Neutral
	2010		2009		% Change	% Change(10)
UPC Broadband		€22.28		€23.62	(5.7)%	(8.9)%
UPC Broadband (excluding Unitymedia)		€25.84		€23.62	9.4%	5.6%
Telenet		€39.87		€36.05	10.6%	10.6%
VTR	CLP	29,845	CLP	28,554	4.5%	4.5%
Austar	AUD	72.89	AUD	70.44	3.5%	3.5%
LGI Consolidated		$35.40		$40.09	(11.7)%	(7.5)%
LGI (excluding Unitymedia)		$40.80		$40.09	1.8%	6.6%

(8)	Unitymedia is included in the September 30, 2010 and June 30, 2010 columns within UPC Broadband.
(9)

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and LGI Consolidated are not adjusted for currency impacts.

(10)	FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2010 period are applied to the 2009 results.

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the third quarter of 2010. Chellomedia Programming is a component of our Chellomedia business, which generated revenue of approximately €84 million in Q3 2010.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	in millions
UPC Holding:(11)
Revenue	€949.1	€861.5	€2,767.7	€2,571.0
OCF	€467.8	€429.2	€1,323.0	€1,242.8

Chellomedia Programming:(11)
Revenue	€76.8	€65.7	€230.8	€190.0
OCF	€19.2	€13.9	€49.1	€41.0

	Debt, Cash and Leverage at September 30, 2010(12)
	Total Debt(13)	Cash	Sr. Leverage	Total Leverage
	in millions
UPC Holding	€7,953.6	€71.3	3.73x	4.63x
Chellomedia Programming	€189.9	€7.3	2.98x	2.98x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. As UPC Holding and Chellomedia Programming use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). For additional discussion of OCF, please see page 12.  The following tables provide the appropriate reconciliations:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	in millions
UPC Holding
Total segment operating cash flow	€467.8	€429.2	€1,323.0	€1,242.8
Stock-based compensation expense	(4.1)	(6.2)	(14.6)	(11.0)
Depreciation and amortization	(247.3)	(265.5)	(738.0)	(790.2)
Related-party fees and allocations, net	(1.0)	(7.2)	(9.1)	(22.8)
Impairment, restructuring and other operating credits (charges)	(4.3)	0.4	(10.1)	(89.1)
Operating income	€211.1	€150.7	€551.2	€329.7
Chellomedia Programming
Total segment operating cash flow	€19.2	€13.9	€49.1	€41.0
Stock-based compensation expense	(0.3)	(0.2)	(0.8)	(0.6)
Depreciation and amortization	(5.8)	(6.3)	(17.8)	(19.1)
Related-party management fees	(2.6)	(1.1)	(7.9)	(5.7)
Impairment, restructuring and other operating charges	(1.5)	(0.9)	(23.1)	(2.3)
Operating income	€9.0	€5.4	€(0.5)	€13.3

(11)

The UPC Holding amounts for the three and nine months ended September 30, 2009 have been recast to reflect a common control transfer that occurred during the fourth quarter of 2009 as if the transfer had occurred on January 1, 2009. This common control transfer involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding. The Chellomedia Programming amounts for the three and nine months ended September 30, 2009 have been recast to reflect a common control transfer that occurred during the first quarter of 2010 as if the transfer had occurred on January 1, 2009. This common control transfer involved the transfer of two businesses from another LGI subsidiary to Chellomedia Programming.

(12)

In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on September 30, 2010 results, and are subject to completion of our third quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

(13)	Total debt includes capital lease obligations. Debt for UPC Holding and Chellomedia Programming reflects third-party debt only.

Old Unitymedia Financial Review(14)

	Nine months ended September 30,		Year ended December 31,
	2010	2009	2009	2008
	in millions
Revenue	€694.9	€652.7	€871.4	€820.7
Operating Cash Flow	399.6	352.2	480.2	435.6
Capital Expenditures	161.0	164.1	227.2	216.0

Old Unitymedia OCF Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and certain other operating charges). For additional discussion of OCF, please see page 12. The following table provides the appropriate reconciliations:

	Nine months ended September 30,		Year ended December 31,
	2010	2009	2009	2008
	in millions
Operating Cash Flow	€399.6	€352.2	€480.2	€435.6
Stock-based compensation	(7.3)	(1.9)	(6.0)	—
Depreciation and amortization(15)	(264.5)	(212.2)	(289.4)	(262.1)
Other operating charges	(3.0)	(0.2)	(1.1)	(0.6)
Operating Income	€124.8	€137.9	€183.7	€172.9

(14)

In accordance with the indenture and agreements governing its debt instruments, Unitymedia prepares its consolidated financial statements in accordance with International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”). The financial information presented above is derived from unaudited condensed consolidated financial statement information that was converted to GAAP by making adjustments to Old Unitymedia’s EU-IFRS consolidated financial statements. As we did not own or operate Old Unitymedia for periods prior to January 28, 2010, no assurance can be given that we have identified all adjustments necessary to present the revenue, OCF and capital expenditures of Old Unitymedia in accordance with GAAP. The financial information above has been restated to exclude arena, which we began classifying as a discontinued operation in the third quarter of 2010. The financial information presented above should be read in conjunction with the EU-IFRS consolidated financial statements of Old Unitymedia as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. Old Unitymedia’s consolidated financial statements can be found on our website (www.lgi.com). There are significant differences between EU-IFRS and GAAP. Direct acquisition costs incurred by the acquiring LGI subsidiary are not included in the reconciliation above. See footnote 1 on page 5.

(15)

Depreciation and amortization for the nine months ended September 30, 2010 includes amounts calculated based on (i) Old Unitymedia’s historical cost basis for the period from January 1, 2010 through January 28, 2010 (the predecessor period) and (ii) LGI’s allocated cost basis arising from the consideration paid to acquire Old Unitymedia for the period from January 29, 2010 through September 30, 2010 (the successor period).  Although the combining of predecessor and successor amounts is not in accordance with GAAP, we have presented these amounts on a combined basis to assist the reader in making comparisons between the periods. The amounts presented for depreciation and amortization for the nine months ended September 30, 2009 and the years ended December 31, 2009 and 2008 are calculated based on Old Unitymedia’s historical cost basis.

	Consolidated Operating Data – September 30, 2010
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	8,832,600	8,232,800	4,559,200	5,952,100	3,007,800	1,491,700	—	—	4,499,500	8,232,800	726,400	8,232,800	726,200
The Netherlands(13)	2,782,500	2,663,200	1,909,700	3,424,900	1,051,000	855,800	—	—	1,906,800	2,701,300	815,600	2,672,100	702,500
Switzerland(13)	2,029,100	1,714,100	1,573,000	2,358,400	1,105,200	431,700	—	—	1,536,900	2,101,000	500,900	2,100,800	320,600
Austria	1,167,000	1,167,000	706,500	1,276,300	269,600	257,500	—	—	527,100	1,167,000	435,100	1,167,000	314,100
Ireland	876,300	648,700	531,000	762,700	115,300	308,600	—	66,900	490,800	648,700	184,700	578,200	87,200
Total Western Europe	15,687,500	14,425,800	9,279,400	13,774,400	5,548,900	3,345,300	—	66,900	8,961,100	14,850,800	2,662,700	14,750,900	2,150,600
Hungary	1,244,100	1,230,500	876,200	1,386,800	357,500	225,800	177,900	—	761,200	1,230,500	358,100	1,232,900	267,500
Romania	2,068,900	1,632,400	1,156,000	1,554,200	694,200	263,600	198,200	—	1,156,000	1,632,400	256,000	1,570,600	142,200
Poland	2,040,000	1,914,800	1,086,300	1,732,200	683,900	332,800	—	—	1,016,700	1,914,800	498,900	1,914,700	216,600
Czech Republic	1,323,300	1,213,500	752,900	1,191,400	123,200	402,400	83,300	—	608,900	1,213,500	399,000	1,209,400	183,500
Slovakia	494,200	444,400	271,700	360,900	145,800	78,300	34,000	3,000	261,100	407,000	67,900	407,000	31,900
Total Central & Eastern Europe	7,170,500	6,435,600	4,143,100	6,225,500	2,004,600	1,302,900	493,400	3,000	3,803,900	6,398,200	1,579,900	6,334,600	841,700
Total UPC Broadband Division	22,858,000	20,861,400	13,422,500	19,999,900	7,553,500	4,648,200	493,400	69,900	12,765,000	21,249,000	4,242,600	21,085,500	2,992,300

Telenet (Belgium)	2,812,600	2,812,600	2,288,200	4,279,800	1,119,400	1,168,800	—	—	2,288,200	2,812,600	1,196,800	2,812,600	794,800

The Americas:
VTR (Chile)	2,665,700	2,015,000	1,068,800	2,201,900	308,400	586,500	—	—	894,900	2,015,000	689,700	2,004,000	617,300
Puerto Rico	350,700	350,700	120,900	210,400	—	82,200	—	—	82,200	350,700	79,700	350,700	48,500
Total The Americas	3,016,400	2,365,700	1,189,700	2,412,300	308,400	668,700	—	—	977,100	2,365,700	769,400	2,354,700	665,800

Austar (Australia)	2,530,500	—	762,100	762,100	—	—	761,900	—	761,900	30,400	200	—	—

Grand Total	31,217,500	26,039,700	17,662,500	27,454,100	8,981,300	6,485,700	1,255,300	69,900	16,792,200	26,457,700	6,209,000	26,252,800	4,452,900

	Subscriber Variance Table – September 30, 2010 vs. June 30, 2010
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	16,000	44,700	(3,100)	79,600	(45,400)	36,200	—	—	(9,200)	44,700	44,400	44,700	44,400
The Netherlands	5,200	42,700	(23,900)	19,800	(51,700)	27,600	—	—	(24,100)	41,500	20,800	41,600	23,100
Switzerland	12,500	11,600	(3,000)	5,200	(19,200)	17,100	—	—	(2,100)	28,300	4,700	28,100	2,600
Austria	2,500	2,500	(3,100)	5,000	(11,000)	7,200	—	—	(3,800)	2,500	1,500	2,500	7,300
Ireland	(1,700)	27,700	(200)	20,300	(11,500)	10,200	—	(2,600)	(3,900)	27,700	14,700	34,200	9,500
Total Western Europe	34,500	129,200	(33,300)	129,900	(138,800)	98,300	—	(2,600)	(43,100)	144,700	86,100	151,100	86,900
Hungary	3,300	4,200	(5,000)	4,700	(24,900)	18,300	(1,600)	—	(8,200)	4,200	7,700	4,200	5,200
Romania	400	6,000	(22,600)	(35,200)	(42,900)	9,600	10,800	—	(22,500)	6,000	(7,500)	6,100	(5,200)
Poland	7,000	24,400	1,000	24,400	(35,000)	37,800	—	—	2,800	24,400	13,700	24,700	7,900
Czech Republic	1,500	1,500	(15,000)	(8,500)	(10,300)	5,200	(11,600)	—	(16,700)	1,500	6,800	1,500	1,400
Slovakia	1,800	5,900	(700)	2,500	(8,700)	4,600	2,800	(200)	(1,500)	5,700	2,400	5,700	1,600
Total Central & Eastern Europe	14,000	42,000	(42,300)	(12,100)	(121,800)	75,500	400	(200)	(46,100)	41,800	23,100	42,200	10,900
Total UPC Broadband Division	48,500	171,200	(75,600)	117,800	(260,600)	173,800	400	(2,800)	(89,200)	186,500	109,200	193,300	97,800

Telenet (Belgium)	6,300	6,300	(14,900)	22,900	(66,100)	51,300	—	—	(14,800)	6,300	22,700	6,300	15,000

The Americas:
VTR (Chile)	38,200	36,800	2,600	7,800	(20,300)	16,300	—	—	(4,000)	36,800	13,500	37,200	(1,700)
Puerto Rico	900	900	(1,700)	(3,300)	—	(2,600)	—	—	(2,600)	900	1,000	900	(1,700)
Total The Americas	39,100	37,700	900	4,500	(20,300)	13,700	—	—	(6,600)	37,700	14,500	38,100	(3,400)

Austar (Australia)	6,300	—	14,800	14,800	—	—	14,800	—	14,800	—	—	—	—

Grand Total	100,200	215,200	(74,800)	160,000	(347,000)	238,800	15,200	(2,800)	(95,800)	230,500	146,400	237,700	109,400

ORGANIC GROWTH SUMMARY:
UPC Broadband Division (excluding Germany)	32,300	127,300	(65,600)	45,100	(208,900)	137,600	400	(2,800)	(73,700)	142,600	65,300	148,600	53,500
Germany	16,000	46,600	(3,100)	79,600	(45,400)	36,200	—	—	(9,200)	46,600	44,400	46,600	44,400
Total UPC Broadband Division	48,300	173,900	(68,700)	124,700	(254,300)	173,800	400	(2,800)	(82,900)	189,200	109,700	195,200	97,900
Telenet (Belgium)	6,300	6,300	(14,900)	22,900	(66,100)	51,300	—	—	(14,800)	6,300	22,700	6,300	15,000
The Americas	39,100	37,700	900	4,500	(20,300)	13,700	—	—	(6,600)	37,700	14,500	38,100	(3,400)
Austar (Australia)	6,300	—	14,800	14,800	—	—	14,800	—	14,800	—	—	—	—
Total Organic Change	100,000	217,900	(67,900)	166,900	(340,700)	238,800	15,200	(2,800)	(89,500)	233,200	146,900	239,600	109,500

ADJUSTMENTS:
Q3 2010 Acquisition - Broadworks (Ireland)	200	—	200	200	200	—	—	—	200	—	—	—	—
Q3 2010 Netherlands adjustment	—	—	(7,100)	(7,100)	(6,500)	—	—	—	(6,500)	—	(500)	—	(100)
Q3 2010 Germany adjustment	—	(1,900)	—	—	—	—	—	—	—	(1,900)	—	(1,900)	—
Q3 2010 Ireland adjustment	—	(800)	—	—	—	—	—	—	—	(800)	—	—	—
Net Adjustments	200	(2,700)	(6,900)	(6,900)	(6,300)	—	—	—	(6,300)	(2,700)	(500)	(1,900)	(100)

Total Net Adds (Reductions)	100,200	215,200	(74,800)	160,000	(347,000)	238,800	15,200	(2,800)	(95,800)	230,500	146,400	237,700	109,400

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 416,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or cable card but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. In the case of Cablecom, we estimate the number of such subscribers using surveys and other means. At September 30, 2010, we included 42,600 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)

DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite. Austar’s DTH RGUs include 137,900 commercial RGUs that are calculated on an EBU basis.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 79,300 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. Unitymedia offers a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 5,200 subscribers within such housing associations who have requested and received a modem that enables the receipt of Unitymedia’s 128Kbps wholesale internet service.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 55,600 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At September 30, 2010, Cablecom’s partner networks account for 108,200 Customer Relationships, 157,300 RGUs, 71,600 Digital Cable Subscribers, 386,900 Internet Homes Serviceable, 386,700 Telephony Homes Serviceable, 51,900 Internet Subscribers, and 33,800 Telephony Subscribers. In addition, partner networks account for 476,500 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2010 subscriber table.

Additional General Notes to Tables:

With respect to Chile and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Hungary, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.